Exhibit 99.1

May 2, 2016

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $0.05 per share dividend for May 2, 2016.

Our preliminary earnings for the first quarter of 2016 were $4,334,000 or $0.43 per share diluted available to common shareholders. This compares to $2,767,000 or $0.29 per share diluted available to common shareholders for 2015. This was a 57% increase.

The continued positive income trend all comes back to growth. As we have written before, we built an infrastructure to accommodate acquisitive and organic growth. Since December 31, 2014, we have experienced over $90,000,000 in acquisitive and organic loan growth. Our total loans at the end of March 2016 were approximately $1,006,000,000. At the same time we continue to gather low cost funding in the form of checking and savings accounts. This results in net interest income for the first quarter 2016 of $12,235,000 compared to $10,915,000 for the first quarter 2015, a 12% increase.

Our noninterest income was $5,260,000. This compares to $4,402,000 for the first quarter of 2015, a 19% increase. The main component in this was a $600,000 increase in first quarter tax refund processing fees, compared to the prior year.

Noninterest expenses were $10,907,000 for the first quarter. This was a modest increase of $304,000 or 2.9% over 2015. The increase was primarily salary dollars acquired with the Dayton offices. With any acquisition you must retain the customer contact and production employees. The support functions were readily absorbed by our existing structure. This is where we gain continued efficiency through growth.

We have enjoyed this growth while maintaining our underwriting and pricing standards. There is strong competition in Ohio, but we positioned ourselves so that we don’t have to relax either underwriting or pricing discipline. This discipline has resulted in a year-end interest margin of 3.96% compared to our peers at 3.49%. At the same time we have kept the duration of our loans and investments (that is the average time of the money flowing back to us) at under 2 years. We feel this is an enviable position to be in.

Finally, your management team continues to travel and tell the Civista story in the marketplace. Our institutional ownership has grown to 8%. Increasing this number should provide more activity and liquidity in our stock. That should result in a better reflection of our value.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller

President & CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.